Exhibit 99

Southcoast Financial Corporation
News Release
Southcoast Reports Second Quarter, Six Months 2011 Results

Mt. Pleasant, S.C., August 5, 2011 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) today announced unaudited financial results for the six months and quarter ended June 30, 2011. Results included a continued focus on improving balance sheet quality by reserving for potential loan losses and writing down the Company’s other real estate owned and deferred tax asset.

For the quarter ended June 30, 2011, Southcoast reported a net loss of $8.1 million, or $1.54 per diluted share compared with net income of $379,000, or $0.08 per diluted share in the prior year’s second quarter.  The net loss included a non-cash loss of $5.2 million related to a write down of the Company’s deferred tax asset which had a minimal impact on the Company and Bank’s regulatory capital ratios.  The loss also includes $4.5 million of loan loss provision and writedowns to other real estate owned.

For the six months ended June 30, 2011, the Company had a net loss of $8.7 million or $1.65 per diluted share, compared with net income of $742,000 or $0.15 per diluted share for the six months of 2010. The June 30, 2011 per share results are based on 5,275,558 basic average shares compared to 5,009,293 basic average shares for the six months ending June 30, 2010.

The Bank remains well-capitalized. As of June 30, 2011, the Bank’s Tier One Leverage ratio was 9.22%, its Tier One Risk Based Capital ratio was 12.84%, and its Total Risk Based Capital ratio was 14.12%. These ratios are above the FDIC minimums for well capitalized institutions.

“Although recording significant charges had a negative impact on our financial results, these actions demonstrate management’s desire to aggressively tackle asset quality issues, in order for Southcoast to be properly positioned for a renewed focus on growth and profitability,” explained L. Wayne Pearson, President and CEO. “We feel the bank is well reserved, with reserves to nonperforming loans equaling 47%.”

The Company grew net interest income to $6.6 million for the six months ended June 30, 2011, up 11% compared with $5.9 million at June 30, 2010. Second quarter 2011 net interest income before provision for loan losses was $3.3 million compared with $3.0 million at June 30, 2010, an increase of 10%. Southcoast increased its net margin to 3.27% at the end of second quarter 2011 compared with 2.92% at the end of the prior year’s second quarter.  Non-interest income was $1.3 million compared with $1.4 million in the prior year’s second quarter. As previously noted, quarterly non-interest expenses were impacted by the write-down of other real estate owned.  These writedowns totaled $2.0 million.

Total deposits at June 30, 2011 were $342.1 million compared with $344.6 million at December 31, 2010. Net loans were $320.4 million at June 30, 2010 compared with $326.9 million at December 31, 2010. The company’s holdings of investment securities was $67.7 million compared at the end of second quarter 2011 compared with $76.4 million at December 31, 2010, reflecting the sale of securities that generated $819,000 in net gains.

“A meaningful indication of our ability to build business banking relationships was an increase in non-interest bearing deposit accounts, which are frequently associated with commercial banking relationships. We grew these direct deposit accounts (DDAs) to $32.6 million, which increased nearly 13% from the end of 2010.  We anticipate this will facilitate lending opportunities through new customer relationships,” noted Pearson.

“As we address balance sheet and asset quality issues in a prudent and expeditious manner, we are competing for new consumer and business lending opportunities as the economy recovers.  Mortgage lending has continued to be active, and we have retained many of these loans to build our loan portfolio.  While business lending growth has been slow, we have been able to gain market share and add new relationships.  We are optimistic about the lending and deposit opportunities in the Charleston area market,” said Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Trading in Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

Safe Harbor Statement

Statements in this news release which express “belief,” “intention,” “expectation,” “anticipate,”strategy,” “vision” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of Southcoast Financial’s management, as well as assumptions made by, and information currently available to, such management.  Any forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Some of the information in this presentation is derived from third party sources that we believe to be reliable, but we make no guarantees that such information is correct. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements. Please refer to the company’s filings with the Securities and Exchange Commission for additional information about historical performance and risk factors. Undue reliance should not be placed on the forward-looking statements. Southcoast does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Southcoast Financial Corporation
Contact: William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	June 2011	June 2010
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,335	$3,033
Provision for loan losses	2,493	800
Noninterest income	1,313	1,420
Noninterest expenses	5,047	3,193
Net income	$(8,128)	$379

PER SHARE DATA *
Net income per share
Basic	$(1.54)	$0.08
Diluted	$(1.54)	$0.08

BALANCE SHEET DATA
Total assets	$462,041	$498,513
Total deposits	342,058	350,303
Total loans (net)	320,440	332,763
Investment securities	67,648	72,958
Other borrowings	68,224	88,565
Junior subordinated debentures	10,310	10,310
Shareholders' equity	38,106	46,494

Average shares outstanding
Basic	5,280,925	5,013,523
Diluted	5,280,925	5,013,523

Book value per share	$7.22	$9.27

Key ratios
Non-performing assets to assets^	6.54%	6.24%
Reserve to loans	3.06%	3.00%
Reserve to nonperforming loans	47.26%	41.61%
Net interest margin	3.27%	2.92%

* Ratios for three months are annualized.
^ Includes nonaccrual loans, loans 90 days past due and still accruing interest, and other real estate owned.

Southcoast Financial Corporation
Consolidated Balance Sheets

	June 30	December 31
	2011	2010
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$24,996	$20,062
Federal Funds sold	2,121	-
Investments	67,648	76,412
Loans held for sale	105	417
Loans	330,546	336,449
Less: Allowance for loan losses	10,106	9,513

Net loans	320,440	326,936
Fixed assets	22,003	22,447
Other assets	24,728	32,052

Total Assets	$462,041	$478,326

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$32,557	$28,855
Interest bearing	309,501	315,747

Total deposits	342,058	344,602
Other borrowings	68,224	72,963
Other liabilities	3,343	4,673
Junior subordinated debentures	10,310	10,310

Total liabilities	423,935	432,548

Shareholders' Equity
Common Stock	54,323	54,258
Retained Deficit and Accumulated Other Comprehensive Loss	(16,217)	(8,480)

Total shareholders' equity	38,106	45,778

Total Liabilities and
Shareholders' equity	$462,041	$478,326

Southcoast Financial Corporation
Consolidated Income Statements
(Dollars in thousands, except earnings per share)

	Six Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$8,965	$9,551	$4,474	$4,777
Interest on investments	1,098	1,396	586	709
Interest on Fed funds sold	17	23	10	9

Total interest income	10,080	10,970	5,070	5,495

Interest expense	3,512	5,055	1,735	2,462

Net interest income	6,568	5,915	3,335	3,033
Provision for loan losses	3,643	1,800	2,493	800

Net interest income after provision	2,925	4,115	842	2,233

Noninterest income	1,655	2,677	1,313	1,420

Total operating income	4,580	6,792	2,155	3,653

Noninterest expense
Salaries and benefits	3,379	3,321	1,680	1,657
Occupancy and equipment	1,398	1,439	741	672
Other expenses	3,698	1,052	2,626	864

Total noninterest expense	8,475	5,812	5,047	3,193

Income before taxes	(3,895)	980	(2,892)	460

Income tax expense	4,812	238	5,236	81

Net income	$(8,707)	$742	$(8,128)	$379

Basic net income per share	$(1.65)	$0.15	$(1.54)	$0.08

Diluted net income per share	$(1.65)	$0.15	$(1.54)	$0.08

Average number of shares
Basic	5,275,558	5,009,293	5,280,925	5,013,523
Diluted	5,275,558	5,009,293	5,280,925	5,013,523